Exhibit 99.1

Medical Staffing Network Holdings Announces Second Quarter 2004
Operating Results; Revenues Stabilized - Improved Cash Flow

    BOCA RATON, Fla.--(BUSINESS WIRE)--Aug. 4, 2004--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $106.0 million for the second quarter of 2004, a decrease of 0.4% from first quarter 2004 revenues of $106.4 million and a decrease of 22.9% from second quarter 2003 revenues of $137.5 million. Loss from continuing operations for the second quarter of 2004 was $0.9 million, or $0.03 per diluted share, compared with income from continuing operations of $0.7 million, or $0.02 per diluted share, for the second quarter of 2003. Loss from continuing operations for the second quarter of 2004 is inclusive of a pre-tax charge of $0.7 million ($0.5 million, or $0.02 per diluted share, after tax), associated with executive severance and search costs. Income from continuing operations for the second quarter of 2003 is inclusive of a pre-tax restructuring charge of $0.8 million ($0.5 million, or $0.01 per diluted share, after tax). Cash flow from operating activities was $8.1 million for the second quarter of 2004 as compared with $4.6 million for the same period of the prior year.
    Commenting on the second quarter's results, Robert J. Adamson, chief executive officer of Medical Staffing Network Holdings, Inc., stated, "Despite the fact that hospitals continue to constrain utilization of temporary employees, our second quarter revenues compared with first quarter were essentially stable, continuing a trend from the fourth quarter of 2003. Average weekly revenues at the end of the second quarter and thus far into the third quarter are slightly ahead of the average weekly revenues of the last three quarters. We are cautiously optimistic that we are approaching an inflection point and the possibility that we will soon experience some modest sustainable revenue growth.
    "As we anticipated, we have experienced stabilization earlier in our per diem business lines than in our travel business. This is consistent with our view that as facilities increase utilization of supplemental staffing, they will first increase the use of the more flexible per diem model. We believe that our progress in reversing sequential revenue trends has been better than the industry average."
    Kevin S. Little, president and chief operating officer, added, "As we experience these early improving trends in our business, we continue to be attentive to managing costs and strict fiscal discipline. More importantly, we remain very focused on optimizing the competitive advantages that we have developed in the areas of quality of service improvement, vendor management services and providing our clients with enhanced information technology support. The challenges we have endured, although frustrating, have given us the opportunity to streamline our infrastructure and become an even more cost-effective operator. We have reduced our days sales outstanding
(DSO) to 53 days, a ten day improvement in the past four quarters. This positive trend has significantly improved our cash flow. The improved cash flow has enabled us to reduce our debt by over $40 million in the past year. As the general industry environment improves, we are ideally structured and very well positioned to take full advantage of increasing demand for temporary staffing services when it occurs."
    Gross profit was $22.7 million for the second quarter of 2004, a 23.1% decrease from second quarter of 2003 gross profit of $29.5 million, but an increase of 2.3% from first quarter of 2004 gross profit of $22.2 million. The year-over-year decrease is primarily due to the decline in revenues. The gross margin of 21.4% for the second quarter of 2004 is an increase from the 20.8% for the first quarter of 2004 and a slight decrease from the 21.5% for the second quarter of 2003. The sequential margin increase is primarily attributable to historically higher state and federal unemployment taxes that occurred during the first three months of the year.
    Selling, general and administrative expenses decreased to $17.0 million, or 16.1% of revenues, in the second quarter of 2004 compared with $22.2 million, or 16.2% of revenues, for the second quarter of 2003. The year-over-year decrease is primarily due to the closing of locations and other cost reduction programs implemented as a part of the second quarter of 2003 restructuring initiative and the pretax restructuring charge of $0.8 million recorded in the second quarter of 2003. Corporate and administrative expenses increased to $4.3 million, or 4.1% of revenues, in the second quarter of 2004 compared with $3.1 million, or 2.2% of revenues, for the second quarter of 2003, primarily due to the pre-tax charge of $0.7 million associated with executive severance and search costs and to a lesser extent increased professional fees.
    For the six months ended June 27, 2004, revenues were $212.4 million, which is a decrease of 24.5% from revenues of $281.5 million for the six months ended June 29, 2003. Loss from continuing operations for the six months ended June 27, 2004, was $1.5 million, or $0.05 per diluted share, compared with income from continuing operations of $6.0 million, or $0.20 per diluted share, for the six months ended June 29, 2003. Loss from continuing operations for the six months ended June 27, 2004 is inclusive of a pre-tax charge of $0.7 million, ($0.5 million, or $0.02 per diluted share, after tax), associated with executive severance and search costs. Income from continuing operations for the six months ended June 29, 2003 is inclusive of a pre-tax restructuring charge of $0.8 million ($0.5 million, or $0.01 per diluted share, after tax). Cash flow from operating activities was $16.3 million for the six months ended June 27, 2004, as compared with $8.2 million for the six months ended June 29, 2003.
    Gross profit decreased to $44.8 million for the six months ended June 27, 2004, a 30.0% decrease from $64.1 million for the six months ended June 29, 2003, primarily due to a decline in revenues and decrease in gross margin percentage. The gross margin of 21.1% for the six months ended June 27, 2004, is a decrease from the 22.8% for the six months ended June 29, 2003. The year-over-year margin decrease is attributable to the impact of higher compensation and other direct costs related to the Company's healthcare professionals.
    Selling, general and administrative expenses decreased to $34.3 million, or 16.1% of revenues, for the six months ended June 27, 2004, compared with $42.9 million, or 15.2% of revenues, for the six months ended June 29, 2003. The decrease is primarily due to the closing of locations and other cost reduction programs implemented as a part of the restructuring initiative and the pretax restructuring charge of $0.8 million recorded in the second quarter of 2003. Corporate and administrative expenses increased to $7.6 million, or 3.6% of revenues, for the six months ended June 27, 2004, compared with $5.4 million, or 1.9 % of revenues, for the six months ended June 29, 2003, primarily due to the pre-tax charge of $0.7 million associated with executive severance and search costs and increased professional fees.

    Board Resignation

    The Company also announced the resignation of Tom Timbie from its Board of Directors. Mr. Timbie resigned his position as Board member on August 2, 2004, to pursue other interests.

    Earnings Guidance

    As previously announced, the Company has adopted a policy not to provide forward-looking financial guidance since such estimates involve a high degree of uncertainty. Accordingly, the Company has made the decision to no longer provide forward-looking guidance with respect to the Company's anticipated quarterly financial results.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on August 5, 2004. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.fulldisclosure.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and integration strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.



                MEDICAL STAFFING NETWORK HOLDINGS, INC.
            Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                               Three Months Ended   Six Months Ended
                               ------------------  ------------------
                               June 27,  June 29,  June 27,  June 29,
                                 2004      2003      2004      2003
                               --------  --------  --------  --------

Service revenues               $106,002  $137,456  $212,395  $281,468
Cost of services rendered        83,324   107,963   167,548   217,405
                               --------  --------  --------  --------
  Gross profit                   22,678    29,492    44,847    64,063
                               --------  --------  --------  --------

Operating expenses:
 Selling, general
  and administrative             17,032    22,230    34,294    42,871
 Corporate and
  administrative                  4,307     3,089     7,585     5,388
 Depreciation and
  amortization                    1,650     1,701     3,297     3,325
                               --------  --------  --------  --------
  Total operating expenses       22,989    27,020    45,176    51,584
                               --------  --------  --------  --------

Income (loss)
 from operations                   (311)    2,472      (329)   12,479
Interest expense, net             1,011     1,243     1,971     2,402
                               --------  --------  --------  --------

Income (loss) from continuing
 operations before provision
 for (benefit from)
  income taxes                   (1,322)    1,229    (2,300)   10,077
Provision for (benefit from)
 income taxes                      (383)      492      (764)    4,030
                               --------  --------  --------  --------

Income (loss) from
 continuing operations             (939)      737    (1,536)    6,047
Loss from discontinued
 operations, net of taxes            --      (402)       --      (506)
                               --------  --------  --------  --------

Net income (loss)                 $(939)     $335   $(1,536)   $5,541
                               ========  ========  ========  ========

Basic income (loss) from
 continuing operations           $(0.03)    $0.02    $(0.05)    $0.20
Discontinued operations,
 net of taxes                        --     (0.01)       --     (0.02)
                               --------  --------  --------  --------
Basic net income (loss)
 per share                       $(0.03)    $0.01    $(0.05)    $0.18
                               ========  ========  ========  ========

Diluted income (loss) from
 continuing operations           $(0.03)    $0.02    $(0.05)    $0.20
Discontinued operations,
 net of taxes                        --     (0.01)       --     (0.02)
                               --------  --------  --------  --------
Diluted net income (loss)
 per share                       $(0.03)    $0.01    $(0.05)    $0.18
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
  Basic                          30,230    30,191    30,226    30,176
  Diluted                        30,230    30,668    30,226    30,915

Operating Statistics:
Hours worked
By healthcare professionals       2,488     3,229     5,019     6,779
By discontinued operations           --        --        --         1
                               --------  --------  --------  --------
Total hours worked                2,488     3,229     5,019     6,780
                               ========  ========  ========  ========


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   June 27,  Dec. 28,
                                                     2004      2003
                                                   --------  --------
                                                  (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                           $2,377      $825
 Accounts receivable, net                            59,923    68,602
 Other current assets                                14,880    13,785
                                                   --------  --------
   Total current assets                              77,180    83,212

Furniture and equipment, net                          9,832    11,377
Goodwill, net                                       125,052   125,028
Other assets, net                                     8,788     9,253
                                                   --------  --------
   Total assets                                    $220,852  $228,870
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $6,067    $3,975
 Accrued payroll and related liabilities              8,039     6,616
 Other current liabilities                            5,526     4,163
                                                   --------  --------
   Total current liabilities                         19,632    14,754

Long-term debt                                       42,241    54,978
Deferred income taxes                                 8,701     7,115
Other long-term obligations                             459       736
                                                   --------  --------
   Total liabilities                                 71,033    77,583

Commitments and contingencies

Total stockholders' equity                          149,819   151,287
                                                   --------  --------

Total liabilities and stockholders' equity         $220,852  $228,870
                                                   ========  ========

    CONTACT: Medical Staffing Network Holdings, Inc.
             Robert J. Adamson, 561-322-1303